UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
ROWAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-5491 (Commission file Number)	75-0759420 (IRS Employer Identification No.)

2800 POST OAK BOULEVARD SUITE 5450 HOUSTON, TEXAS (Address of principal executive offices)	77056-6127 (zip code)
(713) 621-7800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01. Other Events.
As previously disclosed, Rowan Companies, Inc. (NYSE: RDC) is involved in a lawsuit regarding the Rowan-Halifax. This rig was lost in a hurricane in the summer of 2005. The Company operated the rig under a charter agreement that commenced in 1984 and was scheduled to expire in March 2008. The rig was insured for $43.4 million, a value that the Company believed satisfied the requirements of the charter agreement, and by a margin sufficient to cover the $6.3 million carrying value of Company equipment installed on the rig. However, the owner of the rig claimed that the rig should have been insured for its fair market value and sought recovery from Rowan for compensation above the insured value. On November 3, 2005, the Company filed a declaratory judgment action styled Rowan Companies, Inc. vs. Textron Financial Corporation and Wilmington Trust Company as Owner Trustee of the Rowan-Halifax 116-C Jack-Up Rig in the 215th Judicial District Court of Harris County, Texas. The owner filed a similar declaratory judgment action, claiming a value of approximately $83 million for the rig. The owner’s motion for summary judgment was granted on January 25, 2007, and if not overturned on appeal, the Company will be liable to the owner for the approximately $40 million difference between the owner’s claim and the insurance coverage. The Company continues to believe that its interpretation of the charter agreement is correct and intends to vigorously pursue an appeal to overturn the summary judgment ruling.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROWAN COMPANIES, INC.
By:	/s/ William H. Wells
William H. Wells
Vice President - Finance and Chief Financial Officer (Principal Financial Officer)

Dated: January 26, 2007